Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations:	Industry and Press Relations:
Jeffrey Goldberger / Yemi Rose	Constantine Theodoropulos
KCSA Strategic Communications	Base Pair Communications
212-896-1249 / 212-896-1233	617-292-7319
jgoldberger@kcsa.com / yrose@kcsa.com	Constantine@basepaircomm.com

Rexahn Pharmaceuticals Announces Closing of Public Equity Offering

Rockville, Md., June 8, 2009 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN) announced today that it has completed its previously announced Registered Direct Offering of common stock and warrants.  Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as the exclusive placement agent for this transaction.

On June 5, Rexahn received gross proceeds of $3 million cash, for the sale of 2,857,143 shares of common stock at $1.05 per share. Under the closing, one institutional investor also received warrants to buy an additional 5,644,443 shares of common stock for an aggregate exercise price of $7 million cash. Rexahn plans to use the proceeds from the offering for research and development and general corporate purposes. The Company has 60,716,133 shares outstanding following the completion of the offering.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. For more information please visit www.rexahn.com

Safe Harbor
This press release contains forward-looking statements. Rexahn's actual results may differ materially from anticipated results, and expectations expressed in these forward-looking statements, as a result of certain risks and uncertainties, including Rexahn's lack of profitability, and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn's development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn's product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn's claims; demand for and market acceptance of Rexahn's drug candidates; Rexahn's reliance on third party researchers and manufacturers to develop its product candidates; Rexahn's ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. Rexahn assumes no obligation to update these forward-looking statements.